Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD FIRST QUARTER REVENUES AND EARNINGS

COMPANY RAISES MID-POINT OF 2010 EPS GUIDANCE RANGE

First Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations increased 8.8% to $0.60

•	GAAP diluted EPS from continuing operations increased 9.3% to $0.55

•	Net revenues increased to a first-quarter record $23.8 billion

•	Generic dispensing rate increased nearly 300 basis points to an industry-leading 70.4% in our Pharmacy Services segment and 72.1% in our Retail Pharmacy segment

•	Mail choice penetration rate increased over 100 basis points to 24.8%

Full-year Adjusted EPS Guidance Range Revised to $2.77 - $2.84; Full-year GAAP EPS Guidance Range Revised to $2.58 - $2.65

WOONSOCKET, RHODE ISLAND, May 4, 2010 - CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and net income for the three months ended March 31, 2010.

Revenues:

Net revenues for the three months ended March 31, 2010 increased $366 million to $23.8 billion, up from $23.4 billion during the three months ended March 31, 2009.

Revenues in the Pharmacy Services segment increased 2.6% to $11.8 billion in the three months ended March 31, 2010. This increase was primarily associated with the conversion of a number of RxAmerica® pharmacy network contracts, which resulted in those contracts being accounted for using the gross method. Adjusting the growth rate for the impact of new generics, net revenues would have grown 7.7% in the Pharmacy Services segment. Retail network claims processed during the three months ended March 31, 2010 decreased 10.3% to 132.0 million, compared to 147.1 million in the prior year period. The decrease in retail network claims was primarily due to the termination of a few large client contracts effective January 1, 2010 and the decrease of covered lives under our Medicare Part D program resulting from the 2010 Medicare Part D competitive bidding process. Mail choice claims processed during the three months ended March 31, 2010 decreased 4.8% to 15.5 million compared to 16.3 million in the prior year period. The decrease in the mail choice claim volume was related to the termination of a few large client contracts effective January 1, 2010, partially offset by new client starts effective January 1, 2010.

Revenues in the Retail Pharmacy segment increased 3.6% to $14.0 billion in the three months ended March 31, 2010. Same store sales increased 2.3% over the prior year period. Same store sales in both the pharmacy and front store were negatively impacted by a weak flu season and severe weather in certain markets. Pharmacy same store sales rose 3.7% and were negatively impacted by approximately 290 basis points due to recent generic introductions and positively impacted by approximately 260 basis points due to the continued growth of the Maintenance Choice™ program. Front store same store sales decreased 0.7% in the three months ended March 31, 2010. As expected, front store same store sales were negatively impacted by the inclusion of stores acquired as part of the Longs acquisition and benefited from an earlier Easter this year compared with last year.

The generic dispensing rate in our Pharmacy Services segment increased approximately 270 basis points to an industry-leading 70.4% and by approximately 290 basis points to 72.1% in our Retail Pharmacy segment for the three months ended March 31, 2010, compared to the prior year period.

Income from continuing operations attributable to CVS Caremark:

Income from continuing operations attributable to CVS Caremark for the three months ended March 31, 2010, increased $30 million to $773 million, compared with $743 million during the three months ended March 31, 2009. Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $105 million of intangible asset amortization related to acquisition activity, for the three months ended March 31, 2010 were $0.60, compared with $0.55 in the three months ended March 31, 2009. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended March 31, 2010 were $0.55, compared with $0.51 in the three months ended March 31, 2009.

The Company’s reported results for the three months ended March 31, 2010 benefited from lower litigation-related costs and fewer integration-related costs associated with the Longs acquisition.

Tom Ryan, Chairman, President and Chief Executive Officer said, “I’m very pleased with our results in the first quarter. Our operating profit across the enterprise was in line with our expectations, despite the weaker-than-anticipated flu season and severe weather in certain markets that dampened retail revenue growth. That solid performance was driven by continued market share gains and better expense leverage. At the same time, we continued to make excellent progress on our new clinical initiatives that should further differentiate CVS Caremark in the PBM marketplace. I’m also pleased to report that we generated approximately $660 million in free cash during the quarter, and remain committed to using our strong cash generation capabilities to return value to our shareholders. We accelerated our share repurchases during the quarter, which contributed to our achieving earnings per share that were slightly ahead of our expectations.”

Guidance:

In light of the solid performance reported today and continued confidence about the remainder of the year, the Company also raised the mid-point of its earnings per share guidance range for the full year 2010. The Company increased the low-end of EPS guidance by $0.03 and now expects adjusted EPS from continuing operations to be in the range of $2.77 - $2.84 and GAAP EPS from continuing operations to be in the range of $2.58 - $2.65.

Real estate program:

During the three months ended March 31, 2010, the Company opened 48 new retail drugstores, and closed ten retail drugstores and two specialty pharmacy stores. In addition, the Company relocated 53 retail drugstores. As of March 31, 2010, the Company operated 7,063 retail drugstores, 47 specialty pharmacy stores, 18 specialty mail order pharmacies and six mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Teleconference and webcast:

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 64,000 pharmacies, including over 7,000 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009.

– Tables Follow –

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2010	2009

Net revenues	$23,760	$23,394
Cost of revenues	19,014	18,646

Gross profit	4,746	4,748
Operating expenses	3,336	3,371

Operating profit	1,410	1,377
Interest expense, net	128	142

Income before income tax provision	1,282	1,235
Income tax provision	510	492

Income from continuing operations	772	743
Loss from discontinued operations, net of tax	(2)	(5)

Net income	770	738
Net loss attributable to noncontrolling interest(1)	1	—

Net income attributable to CVS Caremark	$771	$738

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$772	$743
Net loss attributable to noncontrolling interest	1	—

Income from continuing operations attributable to CVS Caremark	$773	$743

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.56	$0.51
Loss from discontinued operations	—	—

Net income attributable to CVS Caremark	$0.56	$0.51

Weighted average basic common shares outstanding	1,386	1,450

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.55	$0.51
Loss from discontinued operations	—	(0.01)

Net income attributable to CVS Caremark	$0.55	$0.50

Weighted average diluted common shares outstanding	1,396	1,469

Dividends declared per common share	$0.08750	$0.07625

(1)	Represents the minority shareholders’ portion of the net loss from our majority owned subsidiary Generation Health, Inc.

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

In millions, except per share amounts	March 31, 2010	December 31, 2009

Assets:
Cash and cash equivalents	$1,047	$1,086
Short-term investments	4	5
Accounts receivable, net	5,149	5,457
Inventories	10,275	10,343
Deferred income taxes	501	506
Other current assets	179	140

Total current assets	17,155	17,537
Property and equipment, net	8,044	7,923
Goodwill	25,674	25,680
Intangible assets, net	10,037	10,127
Other assets	374	374

Total assets	$61,284	$61,641

Liabilities:
Accounts payable	$4,043	$3,560
Claims and discounts payable	2,477	3,075
Accrued expenses	2,898	3,246
Short-term debt	515	315
Current portion of long-term debt	2,404	2,104

Total current liabilities	12,337	12,300
Long-term debt	8,454	8,756
Deferred income taxes	3,655	3,678
Other long-term liabilities	1,108	1,102
Commitments and contingencies
Redeemable noncontrolling interest	36	37

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,616 shares issued and 1,371 shares outstanding at March 31, 2010 and 1,612 shares issued and 1,391 shares outstanding at December 31, 2009	16	16
Treasury stock, at cost: 243 shares at March 31, 2010 and 219 shares at December 31, 2009	(8,454)	(7,610)
Shares held in trust: 2 shares at March 31, 2010 and December 31, 2009	(56)	(56)
Capital surplus	27,314	27,198
Retained earnings	17,004	16,355
Accumulated other comprehensive loss	(130)	(135)

Total shareholders’ equity	35,694	35,768

Total liabilities and shareholders’ equity	$61,284	$61,641

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In millions	2010	2009
Cash flows from operating activities:
Cash receipts from revenues	$22,918	$22,184
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(17,581)	(17,144)
Cash paid to other suppliers and employees	(3,916)	(3,859)
Interest received	1	2
Interest paid	(155)	(123)
Income taxes paid	(207)	(289)

Net cash provided by operating activities	1,060	771

Cash flows from investing activities:
Additions to property and equipment	(401)	(466)
Proceeds from sale-leaseback transactions	—	6
Proceeds from sale or disposal of assets	12	2
Acquisitions (net of cash acquired) and investments	(9)	13
Maturity of short-term investments	1	—

Net cash used in investing activities	(397)	(445)

Cash flows from financing activities:
Increase (decrease) in short-term debt	200	(1,626)
Issuance of long-term debt	—	999
Decrease in long-term debt	(1)	—
Dividends paid	(122)	(110)
Proceeds from exercise of stock options	97	55
Excess tax benefits from stock-based compensation	11	1
Repurchase of common stock	(887)	—

Net cash used in financing activities	(702)	(681)

Net decrease in cash and cash equivalents	(39)	(355)
Cash and cash equivalents at beginning of period	1,086	1,352

Cash and cash equivalents at end of period	$1,047	$997

Reconciliation of net income to net cash provided by operating activities:
Net income	$770	$738
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	358	354
Stock-based compensation	37	22
Deferred income taxes and other non-cash items	2	34
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	308	26
Inventories	68	93
Other current assets	(39)	(65)
Other assets	—	(24)
Accounts payable and claims and discounts payable	(115)	(115)
Accrued expenses	(335)	(270)
Other long-term liabilities	6	(22)

Net cash provided by operating activities	$1,060	$771

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended March 31,
In millions, except per share amounts	2010	2009

Income before income tax provision	$1,282	$1,235
Amortization	105	108

Adjusted income before income tax provision	1,387	1,343
Adjusted income tax provision(1)	552	535

Adjusted income from continuing operations	835	808
Net loss attributable to noncontrolling interest	1	—

Adjusted income from continuing operations attributable to CVS Caremark	$836	$808

Weighted average diluted common shares outstanding	1,396	1,469
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$0.60	$0.55

(1)	The adjusted income tax provision is computed using the same effective income tax rate from the condensed consolidated statement of income.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

	Fiscal Year Ending
In millions, except per share amounts	December 31, 2010
Income before income tax provision	$5,930	$6,101
Amortization	425	435

Adjusted income before income tax provision	6,355	6,536
Adjusted income tax provision	2,535	2,608

Adjusted income from continuing operations	3,820	3,928
Net loss attributable to noncontrolling interest	4	4

Adjusted income from continuing operations attributable to CVS Caremark	$3,824	$3,932

Weighted average diluted common shares outstanding	1,383	1,383
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$2.77	$2.84

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
In millions	2010	2009

Net cash provided by operating activities	$1,060	$771
Subtract: Additions to property and equipment	(401)	(466)
Add: Proceeds from sale-leaseback transactions	—	6

Free cash flow	$659	$311

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
March 31, 2010:
Net revenues	$11,836	$13,978	$—	$(2,054)	$23,760
Gross profit	782	3,987	—	(23)	4,746
Operating profit (loss)	538	1,030	(135)	(23)	1,410
March 31, 2009(3):
Net revenues	$11,535	$13,497	$—	$(1,638)	$23,394
Gross profit	798	3,956	—	(6)	4,748
Operating profit (loss)	537	972	(126)	(6)	1,377

(1)	Net revenues of the Pharmacy Services segment include approximately $1.7 billion of retail co-payments for both the three months ended March 31, 2010 and 2009.
(2)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $340 million and $98 million for the three months ended March 31, 2010 and 2009, respectively; gross profit of $23 million and $6 million for the three months ended March 31, 2010 and 2009, respectively; and operating profit of $23 million and $6 million for the three months ended March 31, 2010 and 2009, respectively.
(3)	The results for the three months ended March 31, 2009 have been revised to conform to the 2010 presentation.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2010	2009(1)

Net revenues	$11,836	$11,535
Gross profit	782	798
Gross profit % of net revenues	6.6%	6.9%
Operating expenses	244	261
Operating expense % of net revenues	2.1%	2.3%
Operating profit	538	537
Operating profit % of net revenues	4.5%	4.7%

Net revenues(2):
Mail choice(3)	$4,078	$4,053
Pharmacy network(4)	7,670	7,400
Other	88	82
Pharmacy claims processed(2):
Total	147.5	163.4
Mail choice(3)	15.5	16.3
Pharmacy network(4)	132.0	147.1
Generic dispensing rate(2):
Total	70.4%	67.7%
Mail choice(3)	58.8%	55.5%
Pharmacy network(4)	71.6%	68.8%
Mail choice penetration rate	24.8%	23.7%

(1)	The results for the three months ended March 31, 2009 have been revised to conform to the 2010 presentation of the Pharmacy Services segment.
(2)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(3)	Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.
(4)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended March 31,
In millions, except per adjusted claim amounts	2010	2009(1)

Operating profit	$538	$537
Depreciation and amortization	98	92

EBITDA	$636	$629
Adjusted claims	175.5	192.7

EBITDA per adjusted claim	$3.62	$3.26

(1)	The three months ended March 31, 2009 have been revised to conform to the 2010 presentation of the Pharmacy Services segment’s operating profit and depreciation and amortization.

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2010	2009(1)

Net revenues	$13,978	$13,497
Gross profit	3,987	3,956
Gross profit % of net revenues	28.5%	29.3%
Operating expenses	2,957	2,984
Operating expense % of net revenues	21.2%	22.1%
Operating profit	1,030	972
Operating profit % of net revenues	7.4%	7.2%

Net revenue increase(2):
Total	3.6%	13.9%
Pharmacy	4.6%	13.2%
Front store	1.3%	15.6%
Same store sales increase (decrease)(3):
Total	2.3%	3.3%
Pharmacy	3.7%	4.6%
Front store	(0.7)%	0.7%
Generic dispensing rate	72.1%	69.2%
Pharmacy % of total revenues	68.4%	67.7%
Third party % of pharmacy revenue	97.0%	96.6%
Retail prescriptions filled	157.3	152.4

(1)	The results for the three months ended March 31, 2009 have been revised to conform to the 2010 presentation of the Retail Pharmacy segment.
(2)	The net revenue increase for the three months ended March 31, 2009 include the results associated with stores acquired as part of the Longs acquisition in October 2008.
(3)	Beginning in November 2009, same store sales increase includes stores acquired as part of the Longs acquisition.